   As filed with the Securities and Exchange Commission on September 15, 1999
                                                     Registration No. 333-86757
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                             MANSUR INDUSTRIES INC.
             (Exact name of registrant as specified in its charter)

                               ------------------


                FLORIDA                                      65-0226813
     (State or Other Jurisdiction                         (I.R.S. Employer
   of Incorporation or Organization)                     Identification No.)


                              8305 N.W. 27TH STREET
                                    SUITE 107
                              MIAMI, FLORIDA 33122
                                 (305) 593-8015
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                -----------------
                                 PAUL I. MANSUR
                             CHIEF EXECUTIVE OFFICER
                             MANSUR INDUSTRIES INC.
                        8305 N.W. 27TH STREET, SUITE 107
                              MIAMI, FLORIDA 33122
                                 (305) 593-8015
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------
                          COPIES OF COMMUNICATIONS TO:

                               GARY EPSTEIN, ESQ.
                             JEFFREY OSHINSKY, ESQ.
                             GREENBERG TRAURIG, P.A.

                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131

                                 (305) 579-0500

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

                               -------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                             MANSUR INDUSTRIES INC.

                        1,218,218 SHARES OF COMMON STOCK

                               ($0.001 PAR VALUE)

                              ---------------------

         The selling shareholders are offering up to 1,218,218 shares of our common stock which may be issued upon conversion of our outstanding shares of Series B convertible preferred stock and Series C convertible preferred stock. We will not receive any proceeds from the sale of common stock under this prospectus. The selling shareholders acquired the shares of (1) Series B convertible preferred stock from us pursuant to the terms of a Series B Convertible Preferred Stock Purchase Agreement, dated May 6, 1999 and (2) Series C convertible preferred stock from us pursuant to the terms of a Series C Convertible Preferred Stock Purchase Agreement, dated August 24, 1999.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "MANS." On September 5, 1999, the average of the high and low sales price of our common stock as reported by the Nasdaq SmallCap Market was $8.50 per share.

         The selling shareholders may offer the shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. The selling shareholders may make sales directly to purchasers or through agents, dealers or underwriters.

                              ---------------------

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 IN THIS PROSPECTUS.

                              ---------------------



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 15, 1999




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


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----

Prospectus Summary................................................................................................3

Risk Factors......................................................................................................5

Forward Looking Statements.......................................................................................10

Use Of Proceeds..................................................................................................10

Selling Shareholders.............................................................................................11

Plan Of Distribution.............................................................................................12

Legal Matters....................................................................................................13

Experts..........................................................................................................13

Where You Can Find More Information..............................................................................13


                               PROSPECTUS SUMMARY

         This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus and the documents we have referred you to in "Where You Can Find More Information" on page 13 for more information about our company and our financial statements. In this prospectus, references to "Mansur Industries," "we," "our" and "us" refer to Mansur Industries Inc. and our wholly owned subsidiary SystemOne Technologies Inc., a Florida corporation.

GENERAL

         We design, manufacture and sell a full line of patented, self contained recycling industrial parts washers for use in a number of industries including:

         o        automotive,

         o        aviation,

         o        marine and

         o        general industrial repair.

         Our product line includes a variety of self-contained recycling industrial cleaning and washing equipment, all of which incorporate proprietary resource recovery and waste minimization technologies to distill contaminated solvent and yield pure solvent and a by-product comparable to used motor oil. We have been awarded ten patents for our products. Our currently available products include a general parts washer, marketed as the SystemOne(R) Washer, a mobile mini parts washer designed to contain airborne asbestos particles during automotive brake repair operations and a power spray washer designed to accommodate parts or units that are too large for our SystemOne(R) Washer. While we intend to exploit all of our products, and to continue research and development of new products, we have initially focused our attention on the manufacturing, marketing and sale of the SystemOne(R) Washer. The SystemOne(R) Washer integrates a distillation and recovery process which allows the solvent to be used, treated and re-used on demand, without requiring off-site processing. During the year ended December 31, 1998 and the six months ended June 30, 1999, we sold approximately 2,800 and 3,000 SystemOne(R) Washers and recorded revenues of approximately $7.6 million and $9.2 million, respectively. We began selling SystemOne(R) Washers in July 1996.

         Industrial part cleaning machines typically remove lubricant oils from tools and parts through the use of mineral spirits solvent. The solvent becomes more contaminated and less effective through the cleaning process. Eventually the solvent becomes saturated with oil sludge and other contaminants, and is frequently classified as a hazardous waste under federal and state regulations which must comply with applicable storage and disposal regulations. Under common current practices, the contaminated solvent must be stored until pick-up, when pure solvent is delivered and the contaminated solvent is transported to regional refining facilities. This delivery and off-site recycling program is typically scheduled on four to sixteen week cycles. In contrast, our patented washers use a distillation process to remove contaminants from the solvent within the cleaning unit. This distillation process minimizes the volume of waste by-product and provides pure solvent on demand. The small amount of waste by-product yielded in our distillation process can typically be disposed of together with the customer's used motor oil which is generally not classified as hazardous waste.

RECENT DEVELOPMENTS

         On August 24, 1999, we sold 69,000 shares of Series C convertible preferred stock to Hanseatic Americas LDC for an aggregate purchase price of $6.9 million. The shares of Series C convertible preferred stock sold to Hanseatic are a part of the 150,000 shares of Series C convertible preferred stock designated by our board of directors. Additional shares may not be issued without approval of the existing holders. Each share of Series C convertible preferred stock has a liquidation value of $100. The outstanding shares of Series C convertible preferred stock accrue dividends at an annual rate of 8.0% of the liquidation value per share. We have agreed that during the period beginning on the date of the initial issuance and ending on the second anniversary of that date to pay all dividends on the outstanding shares of Series C convertible preferred stock by issuing additional shares of Series C convertible preferred stock valued at the liquidation value. Thereafter, we may pay dividends by paying cash, issuing additional shares of Series C convertible preferred stock or any combination of cash and Series C convertible preferred stock. Each holder of Series C convertible preferred stock has the right, prior to May 17, 2004, to convert each share of Series C convertible preferred stock into a number of shares of common stock equal to the liquidation value divided by $11.50, subject to adjustment in certain circumstances. Currently each share of Series C convertible preferred stock converts into approximately 9 shares of common stock. Subject to earlier conversion, commencing on May 17, 2002, we have the right to redeem all outstanding shares of Series C convertible preferred stock at a redemption price of 104% (if redemption occurs during 2002) or 102% (if redemption occurs during 2003) of the liquidation value of the redeemed shares. Except as specifically provided, the holders of our Series C convertible preferred stock vote together with the holders of our common stock and the holders of our Series B convertible preferred stock as a single class on all matters to come before a vote of our shareholders, with each share of Series C convertible preferred stock entitled to a number of votes equal to the number of shares of our common stock into which it is then convertible. On May 17, 2004, we are required to redeem all outstanding shares of Series C convertible preferred stock for a price equal to the liquidation value plus any unpaid dividends.

         On May 18, 1999, we sold an aggregate of 50,500 shares of newly designated Series B convertible preferred stock to four of the selling shareholders for an aggregate purchase price of $5.05 million. The shares of preferred stock sold to these selling shareholders are a part of an aggregate of 150,000 shares of Series B convertible preferred stock designated by our board of directors. Each share of Series B convertible preferred stock has a liquidation value of $100. The outstanding shares of Series B convertible preferred stock accrue dividends at an annual rate of 8.25% of the liquidation value per share. We have agreed that during the period beginning on the date of the initial issuance of the Series B convertible preferred stock and ending on the second anniversary of that date to pay all dividends on the outstanding shares of Series B convertible preferred stock by issuing additional shares of Series B convertible preferred stock valued at the liquidation value. Thereafter, we may pay dividends by paying cash, issuing additional shares of Series B convertible preferred stock or any combination of cash and Series B convertible preferred stock. Each holder of Series B convertible preferred stock has the right, prior to May 17, 2004, to convert each share of Series B convertible preferred stock into a number of shares of common stock equal to the liquidation value divided by $8.25, subject to adjustment in certain circumstances. Currently each share of Series B convertible preferred stock converts into approximately 12 shares of common stock. Subject to earlier conversion, commencing on May 17, 2002, we have the right to redeem all outstanding shares of Series B convertible preferred stock at a redemption price of 104% (if redemption occurs during 2002) or 102% (if redemption occurs during 2003) of the liquidation value of the redeemed shares. The holders of our Series B convertible preferred stock vote together with the holders of our common stock and the holders of our Series C convertible preferred stock as a single class on all matters to come before a vote of our shareholders, with each share of Series B convertible preferred stock entitled to a number of votes equal to the number of shares of our common stock into which it is then convertible. On May 17, 2004, we are required to redeem all outstanding shares of Series B convertible preferred stock for a price equal to the liquidation value plus any unpaid dividends.

         In November 1997, in an effort to enhance our long-term profitability, preserve strategic opportunities, maximize value for our shareholders and generally reduce our dependence on third party distributors, we commenced the development of a direct marketing and distribution organization for our SystemOne(R) product line. By December 31, 1998, we had opened 62 distribution centers employing approximately 85 service technicians and approximately 100 salespersons throughout the continental United States. We now have direct distribution capabilities in every major metropolitan market across the country enabling us to pursue prime national accounts as well as municipal, military and local accounts in all of our target markets including automotive, aviation, marine, heavy equipment, fleet maintenance and mass transit.

                                    * * * * *

         Our principal executive offices are located at 8305 N.W. 27th Street, Suite 107, Miami, Florida 33122, and our telephone number is (305) 593-8015.





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


                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. WE URGE YOU TO CAREFULLY CONSIDER THIS INFORMATION TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE.

WE HAVE A LIMITED OPERATING HISTORY.

         We commenced the marketing and sale of our first product, the SystemOne(R) Washer, in July 1996 and commenced the direct marketing and sale of two additional products, the SystemOne(R) Brake Washer and Spray Washer in 1997. Accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be made. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. As of June 30, 1999, we had an accumulated deficit of approximately $10.0 million.

WE EXPECT TO CONTINUE TO INCUR LOSSES.

         We incurred net losses of approximately $7.3 million for the six months ended June 30, 1999 and $13.1 million for the year ended December 31, 1998, $1.2 million for the year ended December 31, 1997 and $2.5 million for the year ended December 31, 1996. We expect our operating expenses to continue to increase in connection with our

         o        rapid expansion,

         o continued development of our direct marketing and distribution network,

         o        further development of our manufacturing capabilities,

         o establishment of additional regional technological support and service centers and a service fleet,

         o development of new products through application of our core technologies, and

         o        the purchase of raw materials.

         We anticipate that negative operating cash flow will continue until such time, if ever, as we are able to generate sufficient revenues to offset our operating costs and the costs of our continued expansion and development. We have generated only limited revenues to date and our ability to generate significant revenue is subject to substantial uncertainty.

THE MARKET MAY NOT ACCEPT OUR PRODUCTS.

         Our products incorporate proprietary technology that fundamentally differs from the customary methods presently employed by potential customers to clean parts and tools and utilize solvent. Our success will largely be dependent on our ability to position our existing products as a preferred method for cleaning parts and tools. We believe that substantially all of our target customers currently utilize competitive parts cleaning equipment. Potential customers may elect to utilize devices or methods with which they are more familiar or which they believe to be more efficient or have other advantages over our products. In order to achieve market acceptance for our products we must continue to expend substantial funds on marketing to educate potential customers of the distinctive characteristics and benefits of our products, including their environmental and cost savings advantages. These marketing expenditures may not result in significant sales. Our business, financial condition and results of operations may be materially adversely affected if our SystemOne(R) Washer does not achieve greater market acceptance and/or our other products do not achieve market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render our products noncompetitive or obsolete.

WE FACE INTENSE COMPETITION IN THE PARTS CLEANING INDUSTRY.

         The parts cleaning industry is intensely competitive. While numerous companies provide parts cleaning equipment and services, Safety Kleen, Inc. has dominated the industry. Although we believe that none of our competitors offer a product with the same features as our products, many customers may view the products as functionally equivalent. Additionally, functionally equivalent products may become available in the near future. Numerous companies involved in the waste management industry, including waste hauling companies and companies engaged in waste separation, recovery and recycling, may have the expertise and resources that would encourage them to attempt to develop and market products which would compete with our products and technology. Safety-Kleen and most of the other companies currently marketing waste disposal services or products or with the potential to do so, have substantially greater financial and other resources than us, and have established reputations relating to product design, development, marketing and support. Our financial performance and prospects will be adversely affected if any of our competitors, including Safety-Kleen, (1) materially lowers the price of their parts washers and/or functionally equivalent products or (2) develops products which have superior features.

OUR RAPID EXPANSION PLACES A STRAIN ON OUR RESOURCES.

         In 1997, we commenced the development of a direct marketing and distribution organization for our SystemOne(R) product line. By June 30, 1999, we had opened 61 distribution centers and now have direct distribution capabilities in every major metropolitan market across the country. We anticipate that this expansion will continue in order to allow us to take advantage of perceived market opportunities. Our growth to date has placed and may continue to place a significant strain on our management and its operational, manufacturing and financial resources. In addition, our continued expansion may require an increase in our manufacturing capacity on short notice. Accordingly, we may need to establish additional manufacturing facilities to accommodate our growth. If we are unable to readily increase our manufacturing capacity or otherwise effectively manage our growth, our business, financial condition and prospects may be materially adversely affected.

WE ARE LIMITED BY THE CAPABILITIES OF OUR SINGLE MANUFACTURING FACILITY.

         We have limited experience in the manufacture of commercial quantities of products. Currently we produce commercial quantities of only our SystemOne Washer. Ramping-up production of our new products may create technical challenges for us. We may experience manufacturing or quality control problems as we attempt to manufacture large quantities of several products at one time. In addition, we only have a single manufacturing facility located in Miami, Florida. All of our administrative, manufacturing and research and development operations take place at this facility. Any catastrophe, such as a fire, flood or hurricane that renders the facility substantially unusable for an extended period of time would materially adversely affect our business, financial condition and results of operations.

WE MAY FIND IT NECESSARY TO SEEK TO OBTAIN ADDITIONAL FINANCING.

         Our capital requirements have been and will continue to be significant. We anticipate, based on currently proposed plans and assumptions relating to our operations, that the proceeds from our sale of shares of Series B convertible preferred stock and Series C convertible preferred stock, together with cash flow from operations and amounts available under our existing credit facility, will be sufficient to satisfy our contemplated cash requirements for at least 12 months following the date of this prospectus. In the event that our plans change, our assumptions change or prove to be inaccurate or if the proceeds from the offering or cash flow otherwise prove to be insufficient to fund our growth and development (due to unanticipated expenses, delays, problems, difficulties or otherwise), we could restructure our operations to minimize cash expenditures and/or seek to obtain additional sources of financing in order to fund our operations. Other than a revolving line of credit with a third party, we have no current arrangements with respect to, or sources of, additional financing and additional financing may not be available to us on acceptable terms, or at all. Any future financings may involve the issuance of additional equity or convertible


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

debt securities which may cause dilution to our then existing shareholders. If adequate funds are not available from additional sources of financing, our business would be materially adversely affected.

WE CONDUCT BUSINESS IN AN INDUSTRY WHICH IS DEPENDENT ON THE ADOPTION OF FAVORABLE ENVIRONMENTAL LEGISLATION.

         In recent years, government authorities have adopted extensive regulations governing the storage, handling, shipment, recycling and/or disposal of hazardous waste, including contaminated solvent used in industrial parts washers. Failure by government authorities to continue to implement such legislation or significant relaxation of such requirements or enforcement thereof could have a material adverse effect on our business and prospects. While we believe that the utilization of our products as intended does not constitute the generation, treatment or disposal of hazardous waste and that our products yield pure solvent and a residue that is not classified as hazardous waste, environmental agencies may not continue to reach the same conclusion. If the utilization of our products constitutes the generation, treatment or disposal of hazardous waste, if the residue is classified as hazardous waste, or if used motor oil itself is classified as hazardous waste, we will lose a significant competitive advantage. We believe that attempts have been made and are continuing to have used motor oil classified as a hazardous waste.

WE ARE DEPENDENT ON THIRD PARTIES TO SUPPLY US WITH THE NECESSARY COMPONENTS AND RAW MATERIALS TO MANUFACTURE OUR PRODUCTS.

         The SystemOne(R) Washer is an assembly of raw materials and components, all of which we believe are readily obtainable. We do not believe that we are dependent upon any of our current suppliers to obtain raw materials and components necessary to assemble and manufacture SystemOne(R) Washers. However, because we do not maintain extensive inventories of products, if we were unable to obtain adequate raw materials and components, we would be unable to meet purchase orders on a timely basis which would have an adverse effect on our financial condition and results of operations. Moreover, we are substantially dependent on the ability of approximately 40 component and raw material suppliers to, among other things, satisfy performance and quality specifications and dedicate sufficient production capacity for components and raw materials within scheduled delivery times. Our inability to obtain quality components and raw materials would also have an adverse effect on our business and prospects.

WE RELY ON PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION.

         We hold ten United States patents with respect to our products, including the SystemOne(R) Washer, as welL as four patents pending relating to vapor recovery systems, machinery and processes using the SystemOne(R) technology. We also hold international patents in Mexico and Japan and have applied for similar patents in Canada and Europe. We anticipate that we will apply for additional patents as we deem appropriate. We believe that patent protection is important to our business and that we could be required to expend significant funds in connection with enforcing or defending our patent rights. In the event that our products or processes infringe patents or proprietary rights of others, we may be required to modify the design of our products or obtain licenses. If we are unable to do so in a timely manner, upon acceptable terms and conditions we may become the subject of an immediate injunction and be liable for damages. This could materially adversely affect our business, financial condition and results of operations. Enforcing or defending a patent infringement, proprietary rights violation action or alleged infringement or violation action would require substantial financial and other resources.

         We also rely on trade secrets and proprietary know-how and employ various methods to protect the concepts, ideas and documentation of our proprietary information. However, such methods may not afford us complete protection because other parties may independently develop such know-how or obtain access to our know-how, concepts, ideas and documentation. We have entered into confidentiality agreements with our employees, suppliers and appropriate vendors. If these parties breach these agreements or our other methods of protecting our trade secrets and proprietary know-how are not effective, we may not have an adequate remedy. Our failure to adequately protect our trade secrets and proprietary know-how could have a material adverse effect on our business, financial condition and results of operations.




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

WE ARE SUBJECT TO POTENTIAL WARRANTY EXPENSE AND PRODUCT LIABILITY CLAIMS.

         In general, we warrant the SystemOne(R) Washer and our other products to be free of material defects for periods of up to 60 months. In addition, we warrant to users that if the SystemOne(R) Washer is properly used in accordance with the accompanying operator manual, it will not generate hazardous waste under current interpretations of applicable federal and state regulations. Accordingly, we could incur significant warranty expenses as a result of defects in our products or changes in applicable regulations. Since we only commenced our principal operations in July 1996, historical trends have not yet been established. Actual warranty expenses could exceed the amounts which were established as reserves. We may also be exposed to potential product liability claims by our customers and users of our products. Although we maintain product liability insurance coverage which our management believes to be sufficient, if our insurance coverage proves inadequate or adequate insurance becomes unreasonably costly or otherwise unavailable, future claims may not be fully insured. An uninsured or partially insured successful claim against us could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL.

         Our future success depends, in significant part, upon the continued service and expertise of our senior management and key personnel, including Pierre Mansur, our Chairman of the Board and President and the inventor of our products, and Paul Mansur, our Chief Executive Officer. We maintain $1.0 million of key man life insurance on each of Pierre Mansur and Paul Mansur. We are the sole beneficiary under these policies. However, the loss of the services of either of the Mansurs or one or more of our other executive officers or key employees could have a material adverse effect on our business and future prospects and the prevailing market price of our common stock. Our future success is also dependent upon our continuing ability to attract and retain additional qualified marketing, technical and managerial personnel. Our inability to attract and retain such qualified personnel could materially adversely affect our business, results of operations and financial condition.

CONTROL BY MANAGEMENT.

         Upon conversion of all outstanding shares of Series B preferred stock and Series C convertible preferred stock, Pierre Mansur, our Chairman of the Board and President, will beneficially own approximately 34.4% of our outstanding common stock. Accordingly, Mr. Mansur may be in a position to effectively control of all matters requiring shareholder approval, including the election of all of our directors and the approval of significant corporate transactions.

WE HAVE NOT DECLARED DIVIDENDS ON OUR COMMON STOCK.

         We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future, and currently intend to retain future earnings, if any, to fund the continued development and expansion of our business. Under the terms of our 8 1/4 % subordinated convertible notes due 2003 issued February 1998 and our existing credit facility, we may not declare or pay any dividends or make any other distributions, except dividends or distributions payable in equity securities.

THE YEAR 2000 PROBLEM COULD HURT OUR OPERATIONS AND PROFITS.

         The year 2000 problem is the result of computer programs being written using two digits rather than four to define an applicable year. In 1997, we developed a plan to address the year 2000 issue. Pursuant to this plan, we upgraded our computer operating systems at a cost of approximately $25,000. We believe that our computer operating systems are now year 2000 compliant. Additionally, any computer systems that we purchase or lease in the future will already be year 2000 compliant. Although we believe that our systems interact only minimally with our customers and other third parties, we have not assessed the impact of the year 2000 issue on third parties with whom we have material relationships, including our suppliers. We will undertake reasonable efforts to ascertain


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

third party compliance only when we deem it to be necessary. Although we believe that the year 2000 issue will not present a materially adverse risk to our future results of operations, if our systems prove not to be year 2000 compliant or if compliance by our vendors and suppliers proves insufficient, the year 2000 issue could have a materially adverse impact on our business, results of operations and financial condition.

FACTORS INHIBITING TAKEOVER.

         The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). In addition our Articles of Incorporation authorize the issuance of up to 1,500,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors may, without shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common. In May 1999, we issued 50,500 shares of Series B convertible preferred stock and in August 1999, we issued 69,000 shares of Series C convertible preferred stock. The issuance of additional shares of preferred stock could

         o make the possible takeover of our company or the removal of our management more difficult,

         o discourage hostile bids for control of our company in which shareholders may receive premiums for their common stock,

         o adversely affect the voting and other rights of the holders of the common stock, and

         o result in a decrease in the value or market price of our common stock.

In addition, we have a rights plan which is triggered if someone not approved by our board of directors acquires beneficial ownership of specified percentage of our stock. If the rights plan is triggered, current shareholders who are not attempting to gain control will be able to purchase shares of our common stock at a reduced rate. The rights plan makes it very expensive for a person or group to acquire control of our company without approval by our board of directors.

SHARES ELIGIBLE FOR FUTURE SALE.

         Upon the issuance of the shares of common stock underlying the shares of Series B convertible preferred stock and the Series C convertible preferred stock, we anticipate that we will have 5,819,527 shares of common stock outstanding. Of such shares, 3,725,007 shares, including those sold pursuant to this offering, will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless held by an affiliate of ours. The remaining 2,094,520 shares of common stock are deemed to be restricted securities within the meaning of Rule 144 under the Securities Act, and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

                           FORWARD LOOKING STATEMENTS

         This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Federal securities law. Terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," "predict," or other similar words identify forward-looking statements. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements appear in a number of places in this prospectus and include statements regarding management's intent, belief or current expectation about, among other things, (1) trends affecting the industries we service including, without limitation, the automotive, aviation, marine and general industrial repair industries and (2) our business and growth strategies, including our research and development plans, our manufacture of additional cleaning and washing equipment and potential acquisitions. Although management believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in Risk Factors.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders hereunder. We estimate that our expenses in connection with this offering will be approximately $35,000.

                              SELLING SHAREHOLDERS

         The following table provides information regarding the beneficial ownership of shares of common stock by the selling shareholders as of the date of this prospectus and as adjusted to reflect the sale of all of their shares. Hanseatic purchased the shares of Series C convertible preferred stock from us pursuant to the terms of a Series C Convertible Preferred Stock Purchase Agreement, dated August 24, 1999. The other selling shareholders purchased the shares of Series B convertible preferred stock from us pursuant to the terms of a Series B Convertible Preferred Purchase Agreement, dated May 6, 1999. The terms of the Series B convertible preferred stock and the Series C convertible preferred stock, including the conversion terms, are set forth in separate Certificates of Designation that are part of our Articles of Incorporation. No selling shareholder has had any position, office or other material relationship with us within the past three years. The selling shareholders are participating in this offering pursuant to certain contractual registration rights granted to the selling shareholders in connection with the purchase agreements mentioned above. In connection with those agreements, we have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent accountants. None of the shares being registered and offered hereunder are issued and outstanding as of the date of this prospectus.

SHARES:

                                                    OWNERSHIP PRIOR         NUMBER OF           OWNERSHIP AFTER
                                                    TO THE OFFERING           SHARES              THE OFFERING
                                                  ----------------------    ---------       -----------------------
NAME AND ADDRESS                                  SHARES      PERCENTAGE     OFFERED        SHARES       PERCENTAGE
----------------                                  ------      ----------    ---------       ------       ----------
Environmental Opportunities Fund II
   (Institutional), L.P....................       291,551(1)     6.0%         291,551          0             0%
   c/o Sanders Morris Mundy, 3100 Chase
   Tower, 600 Travis Street, Suite 3100,
   Houston, Texas 77002

Environmental Opportunities Fund II, L.P...        79,382(1)     1.7%          79,382          0             0%
   c/o Sanders Morris Mundy, 3100 Chase
   Tower, 600 Travis Street, Suite 3100,
   Houston, Texas 77002

Environmental Opportunities Fund, L.P......       219,964(1)     4.6%         219,964          0             0%
   c/o Sanders Morris Mundy, 3100 Chase
   Tower, 600 Travis Street, Suite 3100,
   Houston, Texas 77002

Environmental Opportunities Fund (Cayman),         27,321(1)      *            27,321          0             0%
   L.P.....................................
   c/o Sanders Morris Mundy, 3100 Chase
   Tower, 600 Travis Street, Suite 3100,
   Houston, Texas 77002

Hanseatic Americas LDC(3)..................       600,000(2)    11.5%         600,000          0             0%
   Deltec House, Lyford Cay,
     Western District
   New Providence Island, Bahamas


* Represents ownership of less than 1%.

(1) Shares issuable upon conversion of shares of Series B convertible preferred stock.

(2) Shares issuable upon conversion of shares of Series C convertible preferred stock.

(3) Hanseatic Americas LDC is a Bahamian limited duration company, the sole managing member of which is Hansabel Partners LLC, a Delaware limited liability company, the sole managing member of which is Hanseatic Corporation, a New York corporation, a majority of the shares of capital stock of which is held by Wolfgang Traber.

                              PLAN OF DISTRIBUTION

GENERAL

         TRANSACTIONS. The selling shareholders may offer and sell the common stock in one or more of the following transactions:

         o        on the Nasdaq SmallCap Market,

         o        in negotiated transactions or

         o        in a combination of any of these transactions.

         PRICES. The selling shareholders may sell their shares of common stock at any of the following prices:

         o        fixed prices which may be changed,

         o        market prices prevailing at the time of sale,

         o        prices related to prevailing market prices or

         o        negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling shareholders may effect transactions by selling the shares of common stock in any of the following ways:

         o        directly to purchasers or

         o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders hereunder and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares offered under the prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         Our financial statements as of December 31, 1998 and 1997, and for each of the years in the two-year period ended December 31, 1998, have been incorporated by reference in this prospectus from our Annual Report on Form 10-KSB for the year ended December 31, 1998 in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG LLP covering our December 31, 1998 financial statements contains an explanatory paragraph that states that our recurring losses from operations, primarily resulting from the significant expenses we incurred in establishing a direct national marketing and distribution organization, and net capital deficiency raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 000-21325. You may read and copy any document in our public files at the SEC's offices at:

                           o        Judiciary Plaza
                                    450 Fifth Street, N.W.
                                    Room 1024
                                    Washington, D.C. 20549,

                           o        500 West Madison Street
                                    Suite 1400
                                    Chicago, Illinois 60606

                                    and

                           o        7 World Trade Center
                                    Suite 1300
                                    New York, New York 10048.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the Nasdaq National Market under the symbol "MANS." Information about us is also available from the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 by us:

         o Our Annual Report on Form 10-KSB, as amended on Form 10-KSB/A, for the year ended December 31, 1998.

         o Our Quarterly Reports on Form 10-QSB, for the quarterly periods ended March 31, 1999 as amended on Form 10-QSB/A and June 30, 1999.

         o Our Current Reports on Form 8-K, dated as of May 17, 1999 and August 31, 1999.

         o The description of our common stock contained in our registration statement on Form 8-A dated August 26, 1996.

         We will provide to you, without charge, a copy of any and all of the documents or information referred to above that we have incorporated by reference in this prospectus (other than exhibits to the documents unless those exhibits are specifically incorporated by reference into this prospectus). Requests for such copies should be directed to the following address:

                        Mansur Industries Inc.
                        8305 N.W. 27th Street
                        Suite 107
                        Miami, Florida 33122
                        Attn: Chief Financial Officer
                        Telephone (305) 593-8015.

         This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

================================================================================





                                1,218,218 SHARES




                             MANSUR INDUSTRIES INC.




                                  COMMON STOCK










                           ---------------------------

                                   PROSPECTUS

                           ---------------------------








================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses (other than underwriting and brokerage discounts, commissions and fees and legal fees incurred by the Selling Shareholders, if any, payable by such Selling Shareholders) payable in connection with the sale and distribution of the Shares being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq additional listing fee. All of the expenses below will be paid by the Registrant.

         Securities and Exchange Commission registration fee.........   $ 2,794

         Nasdaq additional listing fee...............................   $ 6,122

         Legal fees and expenses.....................................   $15,000

         Accounting fees and expenses................................   $ 5,000

         Printing and engraving expenses.............................   $ 2,000

         Transfer Agent and Registrar fees...........................   $ 2,000

         Miscellaneous...............................................   $ 2,084
                                                                        -------

                  Total..............................................   $35,000




ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant shall indemnify and may insure its officers and directors to the fullest extent not prohibited by law. The Registrant has entered into an agreement with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law. The Registrant also maintains a policy of directors' and officers' liability insurance that insures, subject to certain exclusions, the Registrant's directors and officers against the cost of defense, settlement of, payment of a judgment in connection with a proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant.

ITEM 16.      EXHIBITS

EXHIBIT
 NUMBER    DESCRIPTION
-------    -----------

 *3.1      Our Amended and Restated Articles of Incorporation
           (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, as amended (No.
           333-08657))

 *3.2 Our Bylaws (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form S-1, as amended (No.
           333-08657))

 *4.1 Certificate of Designation of Series B Convertible Preferred Stock dated as of May 13, 1999 (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K dated May 17,
           1999).

 *4.2 Certificate of Designation of Series C Convertible Preferred Stock dated as of August 24, 1999 (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K dated August 31, 1999).

 *5.1      Opinion of Greenberg Traurig, P.A.

 *23.1     Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

  23.2     Consent of KPMG LLP

 *24.1     Power of Attorney (included on signature page)


---------------

*Previously filed.

ITEM 17.      UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (2) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 15th day of September, 1999.

                                              MANSUR INDUSTRIES INC.

                                              By: /s/ Paul I. Mansur
                                                 --------------------------
                                                 Paul I. Mansur
                                                 Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                      TITLE                              DATE
                  ---------                                      -----                              ----


                **                                Chairman of the Board and President         September 15, 1999
---------------------------------------
Pierre G. Mansur



/s/ Paul I. Mansur                                Chief Executive Officer and                 September 15, 1999
---------------------------------------           Director (principal executive
Paul I. Mansur                                    officer)



                **                                Vice President of Finance and Chief         September 15, 1999
---------------------------------------           Financial Officer (principal
Richard P. Smith                                  accounting officer)



                                                  Director                                    September 15, 1999
---------------------------------------
Ronald Korn




                **                                Director                                    September 15, 1999
---------------------------------------
Dr. Jan Hedberg



---------------------------------------           Director                                    September 15, 1999
Joseph E. Jack


**By: /s/ Paul I. Mansur
     ----------------------------------
     Paul I. Mansur
     Attorney-in-fact


                                  EXHIBIT INDEX

  NUMBER            DESCRIPTION                                                  PAGE
  ------            -----------                                                  ----
 *3.1      Our Amended and Restated Articles of Incorporation
           (incorporated by reference to Exhibit 3.1 of the Company's
           Registration Statement on Form S-1, as amended (No.
           333-08657))

 *3.2      Our Bylaws (incorporated by reference to Exhibit 3.2 of our
           Registration Statement on Form S-1, as amended (No.
           333-08657))

 *4.1      Certificate of Designation of Series B Convertible Preferred
           Stock dated as of May 13, 1999 (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K dated May 17,
           1999).

 *4.2      Certificate of Designation of Series C Convertible Preferred
           Stock dated as of August 24, 1999 (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K dated August
           31, 1999).

 *5.1      Opinion of Greenberg Traurig, P.A.

 *23.1     Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

  23.2     Consent of KPMG LLP

 *24.1     Power of Attorney (included on signature page)


---------------

*Previously filed.



